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Golden Telecom closes acquisition of majority stake in Corbina Telecom

MOSCOW, Russia (May 29, 2007). Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), announced today closing of the acquisition of 51% stake in ZAO Cortec and its subsidiaries (together “CorbinaTelecom”). Corbina Telecom – a large independent provider of telecommunication services throughout Russia.

In accordance with the Share Purchase Agreement signed in February 2007, Golden Telecom received a 51% ownership in Corbina Telecom in exchange for 8% of Golden Telecom’s common stock on a post-acquisition basis plus $10 million in cash. The remaining 49% of Corbina Telecom is controlled by Inure Enterprises Limited, which is jointly owned by Alexander Mamut and Renova Capital. The transaction has been approved by the Federal Antimonopoly Service of Russia.

Alexander Malis will remain as a General Director of Corbina Telecom and Alexander Mamut will be appointed as a Chairman of the Board of Directors of Corbina Telecom. In light of the strong potential growth opportunities for Corbina Telecom, it has been agreed to complete an initial public offering of Corbina Telecom in Moscow, London or New York by the end of 2008, subject to market conditions and regulatory approvals.

Founded in 1995, Corbina Telecom is a facilities-based alternative service provider operating in Moscow and 24 regions of Russia. Corbina Telecom primarily targets residential and SME customers in the corporate segment in Moscow by focusing on off-the-shelf product offerings, including broadband Internet and switched voice services. Corbina Telecom enjoys impressive brand recognition and strong customer loyalty. In late 2005, Corbina Telecom commenced the construction of its Fiber-to-the-Building (“FTTB”) network which, to date, covers approximately 2.6 million apartments in Moscow, St. Petersburg, Yaroslavl, Tula, Orenburg, and Kaluga. The network serves approximately 200,000 broadband Internet customers including approximately 90,000 users that subscribed in the first five months of 2007.

The acquisition of Corbina Telecom is a pivotal step in Golden Telecom’s broadband strategy. The Company plans to roll out FTTB networks in the Top-65 cities of Russia with combined population of 65 million people in order to enable broadband access and the provision of Triple-play services targeting approximately 65% of the households in these cities. On average, there are 100 to 120 apartments per building with 2.8 people per household so that networks will cover approximately 15.6 million households with 42.3 million people.

The companies have already come up with a joint product offering. Starting from May 1, 2007 Corbina Telecom Domestic Network subscribers in Moscow can use “Golden WiFi” – wireless Internet Access, in all areas covered by the Golden WiFi-Network, which currently consists of 7,500 access nodes and covers approximately 800,000 households, open areas and most popular public places in the city. The “Golden WiFi” option can be activated in addition to Corbina Telecom Domestic Broadband Access within the existing tariff plan. The customer can choose either Golden WiFi Access or Corbina Telecom Wireline Access.

“Corbina Telecom has moved a long way to establish itself as a leading true broadband provider in Moscow. To continue its rapid development we teamed up with Golden Telecom — the leading alternative telecom operator in Russia. The combination of infrastructure and technologies, reputation, and access to capital and management expertise will speed up further development of our business with both our customers and shareholders benefiting from it” commented Alexander Malis, General Director of Corbina Telecom.

Commenting on this deal, Mr. Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom noted: “The acquisition of Corbina Telecom will considerably accelerate the deployment of our FTTB networks combining the resources and experience of two companies. Corbina Telecom is already among the leaders in the Moscow broadband market, while Golden Telecom has a strong presence in key regional centers of Russia. We will be able to offer a quadruple play product to mass markets as we bundle internet access, VoIP, IPTV and MVN (mobile virtual network-based) services. These service offerings will clearly position Golden Telecom as a unique and exciting market player which is completely in line with our strategy to make Golden Telecom the leading fixed-line communication operator in Russia and the CIS”.

About Golden Telecom (www.goldentelecom.com):
Golden Telecom, Inc. (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhniy Novgorod, Samara, Kaliningrad, Krasnoyarsk, Alma-Ata, and Tashkent, as well as leased channels and fiber-optic and satellite-based networks, including approximately 290 combined access points in Russia and other countries of the CIS. The Company offers cellular communication services in Kiev and Odessa.
Statements contained herein are forward-looking and are made in compliance with safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those concerning the launch of new joint service together with Corbina Telecom, the potential initial public offering and operational issues related to this launch. The results or events predicted in these statements may differ materially from actual results or events. Such risks and uncertainties include, without limitation, the possibility that we are not able to launch joint service together with Corbina Telecom in the manner we expect or that we are not able to achieve the market share we expect, that we are not able to launch the initial public offering. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q, periodic reports on Form 8-K filed 2007, and the Company’s annual report on Form 10-K for the year ended December 31, 2006.

For additional information please contact:
Public Relations:
Anna Chin Go Pin
Email: achin@gldn.net
Tel.: +7-495-797-9300;
Fax: +7-495-797-9332
Investor Relations:
Alexey Subbotin
Email: ir@gldn.net
Tel.: +7-495-797-9300;
Fax: +7-495-797-9331
www.goldentelecom.com

About Corbina Telecom
Corbina Telecom – a large independent provider of telecommunication services throughout Russia for corporate and individual clients. The basic services providing by the company are: Internet Access, mobile telephony, long distance and international telecommunication, including operators’ traffic managing, corporate network construction, data transmission; videoconferences; IP-telephony; web-hosting and colocation (allocation of customers servers in Corbina Telecom technical zone); Internet-television Corbina.TV, universal cards “Phone+Internet”.

For additional information please contact:
Mariya Shalina
Email: mshalina@corbina.ru
Tel.: +7-495-728-4000
www.corbina.ru